Exhibit 10.78

Amendment to Employment Agreement
and Non-Competition Agreement
for
Mark S. McKnight

This Amendment (this “Amendment”) is entered into by and between RiceBran Technologies, a California corporation (“RBT”) and Mark S. McKnight (“Employee”), signed as of December 30, 2013.

RECITAL

The parties entered into an Employment Agreement (the “Employment Agreement”) signed as of September 20, 2013 and to become effective upon the closing of the Acquisition and Stock Purchase Agreement also of September 20, 2013.

The parties also entered into a Non-Competition Agreement on the same date as the Acquisition and Stock Purchase Agreement.

The parties desire to make certain amendments to the Employment Agreement and the Non-Competition Agreement.

Capitalized terms in this Amendment that are not defined herein shall have the definitions assigned in the Employment Agreement.

AGREEMENT

The parties agree as follows:

1.	Section 3.1.1 of the Employment Agreement is replaced in their entirety as follows:

3.1.1.  Termination for Cause.  RBT may terminate this Agreement at any time for Cause.  No termination of Employee's employment hereunder for Cause shall be effective unless RBT shall first have given written notice to Employee (the “Cause Notice”) of its intention to terminate Employee for Cause, such Cause Notice (x) to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and (y) to be given no later than ninety (90) days after RBT first learns of such circumstances. “Cause” for termination of Employee's employment shall mean the occurrence of any of the following:

(a)            Employee breaches a material term of this Agreement, which breach remains uncured for thirty (30) days after delivery of the Cause Notice (which Cause Notice shall describe the breach in sufficient detail to allow Employee the reasonable opportunity to cure the breach, if susceptible of being cured, within such thirty (30) day period);

(b)            Employee has been grossly negligent or engaged in material willful or gross misconduct in the performance of his duties;

(c)            Employee has committed, as reasonably determined by the Board, or has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, other similar criminal conduct, or any felony;

(d)            Employee's habitual misuse of alcohol, drugs, or any controlled substance; or

(e)            Employee’s (i) breach of the Proprietary Information Agreement attached hereto as Exhibit A.

2.	Section 3.1.2 of the Employment Agreement is replaced in its entirety as follows:

3.1.2  Termination for Good Reason.

(a)            Employee may terminate this Agreement for Good Reason, as defined herein, subject to and provided that Employee complies with the requirements of Section 3.1.2(b). As used herein, “Good Reason” means (1) any material breach by RBT of any provision of this Agreement; (ii) a material diminution of Employee's duties or responsibilities, or the assignment of duties or responsibilities to Employee that are not consistent or commensurate with Employee’s position as Senior Vice President of RBT or CEO of H&N (not including any reduction in Employee's duties during any investigation or proceedings initiated by RBT or H&N in good faith pursuant to Section 3.1.1 with regard to a possible termination of Employee for Cause); or (iii) any reduction of Employee's Base Salary.

(b)            In order to terminate this Agreement for Good Reason, Employee shall provide RBT with (i) written notice of the Good Reason (which notice must be delivered within 90 days following the date Employee first learns of the occurrence of the event constituting Good Reason and which notice shall describe the particulars of RBT's breach in sufficient detail to allow RBT the reasonable opportunity to remedy or eliminate the Good Reason(s), if susceptible of being remedied or eliminated); and (ii) 30 days within which to remedy or eliminate the Good Reason(s). In the event that Employee provides such notice and RBT fails to remedy or eliminate the Good Reason(s) within such 30-day period, Employee shall be entitled to provide RBT with written notice (of not less than thirty (30) days) that Employee is terminating this Agreement as a result of such Good Reason(s).

3.	Section 3.2.1 of the Employment Agreement is replaced in its entirety as follows:

3.2.1   For Cause or Voluntary Termination.  If RBT terminates Employee’s employment for Cause, or if Employee terminates for any reason other than Good Reason: (i) Employee shall be entitled to receive in a cash lump sum payment (less normal and customary deductions and withholdings) an amount equal to all accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination (such payment shall be made within the time period required by applicable law, but in no event later than thirty (30) days following the date of termination); and (ii) all rights to any further Quarterly Bonus and Annual Excess EBITDA Bonus payments (as defined below) shall terminate effective as of the date of termination.

4.	Section 3.2.2 of the Employment Agreement is hereby replaced in its entirety as follows:

3.2.2  Without Cause, for Good Reason, Disability or Death.  In the event Employee’s employment is terminated (i) by RBT other than for Cause, (ii) by Employee for Good Reason, or (iii) due to Employee’s Disability or death, Employee (or Employee’s estate or legal representative) shall be entitled to: (A) a cash lump sum payment an amount equal to (1) all previously accrued but unpaid compensation (including accrued but unused vacation leave) as of the date of such termination, (2) the Base Salary through the December 31, 2018 but no more than 6 months of Base Salary, if the termination was due to Employee’s Disability, or 12 months of such Base Salary, if the termination was due to any other reason listed in this Section 3.2.2 other than Disability (the amount described in this Section 3.2.2(a)(A)(2), the “Severance Payment”), and (3) Quarterly Bonus payments due through December 31, 2018; provided that the Quarterly Bonus payments under this Section 3.2.2(A)(3) shall only be due through the earlier to occur of (I) December 31, 2018 and (II) the six month anniversary of the date of termination, if the termination was due to Employee’s Disability. The Severance Payment shall be made no later than thirty (30) days following the effective date of a mutual general release in a reasonable form prepared by RBT, and signed, by both Employee and RBT.  The Quarterly Bonus payments shall be due for the balance of the Term (or such shorter period set forth above in the event Employee’s employment is terminated due to Employee’s Disability) if the target Adjusted EBITDA numbers are achieved pursuant to Section 4.2.1 and, if applicable, shall be payable no later than forty five (45) days following the end of each quarter.  All rights to the Annual Excess EBITDA Bonus payments or, except as provided in this Section 3.2.2, any other amounts shall terminate effective as of the date of termination.

5.	Non-Solicitation and Non-Competition.

(a)            Section 2.5 of the Employment Agreement is hereby amended by adding the following proviso at the end of Section 2.5: “; provided, however, that in the event that RBT fails to pay when due any principal or interest payment under the Promissory Note (as defined in the Purchase Agreement) held by Employee (such nonpayment shall be considered only after applying RBT’s rights to offset such payments under the Purchase Agreement) and such payment is not made within thirty (30) days of RBT’s receipt of Employee’s written notice to the Company of such breach (a “Termination Event”), then the obligations described in this Section 2.5 shall terminate upon the later of (i) the termination of the Employee’s employment hereunder and (ii) the date of the Termination Event.”

(b)            The Non-Competition Agreement is hereby amended by adding a new Section 2.10 which reads:  “2.10  Early Termination.  In the event that Buyer fails to pay when due any principal or interest payment under the Promissory Note (as defined in the Stock Purchase Agreement) held by Seller (such nonpayment shall be considered only after applying Buyer’s rights to offset such payments under the Stock Purchase Agreement) and such payment is not made within thirty (30) days of Buyer’s receipt of Seller’s written notice to Buyer of such breach (a “Termination Event”), then the obligations of this Non-Competition Agreement shall not extend beyond the later of (i) date of termination of Seller’s employment with Buyer and (ii) the date of the Termination Event.”

6.	Miscellaneous.

6.1      Full Force and Effect.  As amended by this Amendment, the Employment Agreement and the Non-Competition Agreement shall remain in full force and effect.

6.2      Conflict.  If the terms of this Amendment conflict with the terms of any of the Employment Agreement or the Non-Competition Agreement, the terms of this Amendment shall control.

6.3      Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.

6.4      Governing Law.  This Amendment shall be governed by the laws of the State of California, notwithstanding its conflict of laws provisions.

6.5      Necessary Action.  The parties agree to take all action necessary or useful to complete and accomplish the intentions of this Amendment.

6.6      Severability.   If any provision of this Amendment is held to be invalid, void or unenforceable for any reason, the remaining provisions shall nevertheless continue in full force and effect.

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The parties have executed this Amendment to the Employment Agreement and the Non-Competition Agreement as of the date first written above.

RICEBRAN TECHNOLOGIES:	EMPLOYEE:

By: /s/ W. John Short	/s/ Mark S. McKnight

W. John Short, Chief Executive Officer	Mark S. McKnight